Exhibit 99


FOR IMMEDIATE RELEASE


                              Contact:     Kathleen W. Lawrence
                                           Director of Corporate
                                           Communication
                                           (540) 896-0406


WLR FOODS ANNOUNCES SEARCH FOR SALES AND MARKETING VICE PRESIDENT

Broadway, Virginia, March 19, 1999 - WLR Foods, Inc. (NASDAQ: WLRF) today announced that Ruth J. Mack, Executive Vice President of Sales and Marketing, has resigned, effective March 30, 1999, to accept a general management position in the Global Consumer Products Division of Reynolds Metals Company. WLR Foods also announced that it has begun an active search for a candidate to fill the position, which it expects to be completed in three to six months. In the interim, Jane
T. Brookshire, Vice President of Administration, will coordinate the Company's sales and marketing programs. Mrs. Brookshire reports directly to the President and Chief Executive Officer.

James L. Keeler, President and Chief Executive Officer, said, "I join the rest of the officers and employees of the Company in thanking Ruth for her hard work and in wishing her well as she accepts this wonderful opportunity at Reynolds Metals. We have in place an outstanding team that has been instrumental in creating brand identity for our products and driving sales in the retail, foodservice, and institutional markets. This same team will continue its excellent work as we commence our search to find the appropriate executive to build on our sales and marketing successes."

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

Certain statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters set forth in this release include forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include, but are not limited to, such factors as

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fluctuations in the cost and availability of raw materials such as the grains used in our poultry feeds, market conditions for products and competitive proteins both domestically and abroad, weather, flock health, and changes in federal, state, local and foreign regulations and laws affecting our ability to transact business.

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